UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 4

STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).

1. Name and Address of Reporting Person

     Blume, Richard
     c/o Internet Commerce Corporation
     805 Third Avenue
     New York, NY  10022

2. Issuer Name and Ticker or Trading Symbol

   Internet Commerce Corporation ("ICCSA")

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   December, 1999

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)

     Executive Vice President
   and Chief Operating Officer

7. Individual or Joint/Group Filing (Check Applicable Line)

   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Class A Common Stock (1)   |July 1,| J | |     77           | A |    N/A    |                   |      |                           |
                           | 1999  |   | |                  |   |           |                   |      |                           |
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Class A Common Stock (1)   |Nov 30,| C | |   10,000         | A |    N/A    |   10,077          |  D   |                           |
                           | 1999  |   | |                  |   |           |                   |      |                           |
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(1) Received as a dividend on shares of Series A Preferred Stock held by Mr. Blume as of July 1, 1999.

(2) Received upon conversion of all of the shares of Series A Preferred Stock held by Mr. Blume.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

* If the form is  filed  by more  than one  reporting  person,  see  Instruction
4(b)(v).

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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
-----------------------------------------------------------------------------------------------------------------------------------|
-----------------------------------------------------------------------------------------------------------------------------------|
Stock A Preferred     |$5      |Nov   | C  | | 10,000    | D | N/A |N/A  |N/A         |  N/A  | N/A   | 308,000    | D |           |
   Stock   (1)        |        |30,   |    | |           |   |     |     |            |       |       |            |   |           |
                      |        |1999  |    | |           |   |     |     |            |       |       |            |   |           |
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                      |        |      |    | |           |   |     |     |            |       |       |            |   |           |
                      |        |      |    | |           |   |     |     |            |       |       |            |   |           |
                      |        |      |    | |           |   |     |     |            |       |       |            |   |           |
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                      |        |      |    | |           |   |     |     |            |       |       |            |   |           |
                      |        |      |    | |           |   |     |     |            |       |       |            |   |           |
                      |        |      |    | |           |   |     |     |            |       |       |            |   |           |
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Explanation of Responses:

(1) All of Mr. Blume's shares of Series A Preferred Stock were converted into Class A Common Stock. See footnote #2 on page 1 of this Form 4.


** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

                                               /s/ Richard Blume
                                               --------------------------------
                                               ** Signature of Reporting Person


                                               December 17, 1999
                                               -----------------
                                               Date

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


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